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Exhibit (g)(54)

Jan 08, 2014

State Street Bank and Trust Company

Attn: James DePietro

Lafayette Corporate Center

2 Ave. de Lafayette

Boston, MA 02111

Re: Goldman Sachs Trust; additional portfolios under the Goldman Sachs Trust contract

Ladies and Gentlemen:

This is to advise you that Goldman Sachs Trust has established a new series of shares to be known as the Goldman Sachs Long Short Credit Strategies Fund (the “Fund”). In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated July 15, 1991, by and among Goldman Sachs Trust, Goldman Sachs Credit Strategies Fund, Goldman Sachs Trust II and the Goldman Sachs MLP Income Opportunities Fund (collectively, the “GS Parties”) and State Street Bank and Trust Company, as adopted by the parties pursuant to that certain letter agreement dated as of September 27, 1999 (the “Contract”), the GS Parties hereby request that you act as Custodian of the Fund under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

GOLDMAN SACHS TRUST

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Treasurer & Principal Financial Officer

GOLDMAN SACHS CREDIT STRATEGIES FUND

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Treasurer & Principal Financial Officer

Agreed to this 21st day of March, 2014.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

GOLDMAN SACHS TRUST II

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Treasurer & Principal Financial Officer

GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Treasurer & Principal Financial Officer